Exhibit 3(I)

LIBERTY PROPERTY TRUST

ARTICLES SUPPLEMENTARY

880,000 SHARES

6.65% SERIES F CUMULATIVE REDEEMABLE
PREFERRED SHARES OF BENEFICIAL INTEREST

     Liberty Property Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

     First: Pursuant to the authority expressly vested in the Board of Trustees of the Company by Sections 3.2(e), 6.1 and 6.3 of the Amended and Restated Declaration of Trust of the Company filed with the Department on May 29, 1997, as amended June 22, 2004 and as supplemented (i) by the Articles Supplementary accepted for record by the Department on August 7, 1997, (ii) by the Articles Supplementary accepted for record by the Department on December 23, 1997, (iii) by the Articles Supplementary accepted for record by the Department on July 28, 1999, (iv) by the Articles Supplementary accepted for record by the Department on April 18, 2000, (v) by the Articles Supplementary accepted for record by the Department on June 10, 2002, (vi) by the Articles Supplementary accepted for record by the Department on September 1, 2004, and (vii) by the Articles Supplementary accepted for record by the Department on June 17, 2005 (collectively, as amended and supplemented, the “Charter”) and Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees of the Company (the “Board”), by resolutions duly adopted on June 27, 2005, has classified 880,000 shares of the authorized but unissued shares of beneficial interest in the Company as a series designated the 6.65% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, and other terms and conditions:

          Section 1. Designation and Number. A series of preferred shares of beneficial interest of the Company, designated the “6.65% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series F Preferred Shares”) is hereby established. The number of Series F Preferred Shares shall be 880,000. The par value of the Series F Preferred Shares is established to be $0.00l per share.

          Section 2. Rank. The Series F Preferred Shares will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank senior to all classes or series of Common Shares (as defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding including, without limitation, the “Series A Junior Participating Preferred Shares” and other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series F Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Articles Supplementary, the term “Parity Preferred Shares” shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series F Preferred Shares with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company including, without limitation, the “7.45% Series B Cumulative Redeemable Preferred Shares,” the “7.625% Series D Cumulative Redeemable Preferred Shares,” and the “7.00% Series E Cumulative Redeemable Preferred Shares” The term “equity securities” does not include debt securities, which will rank senior to the Series F Preferred Shares prior to conversion.

          Section 3. Distributions.

               (a) Payment of Distributions.

                    (i) Subject to the rights of holders of Parity Preferred Shares and holders of equity securities ranking senior to the Series F Preferred Shares as to payment of distributions, holders of Series F Preferred Shares will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 6.65% of the $50 liquidation preference per Series F Preferred Share (the “Issuance Rate”). All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on the first of such dates to occur after the original date of issuance and, (ii) in the event of a redemption, on the redemption date (each a “Preferred Shares Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve (12) 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series F Preferred Shares is not a Business Day (as such term is defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series F Preferred Shares will be made to the holders of record of the Series F Preferred Shares on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Preferred Shares Distribution Payment Date (each a “Distribution Record Date”). Notwithstanding anything to the contrary set forth herein, each Series F Preferred Share shall also accrue on the exchange date for such Shares an amount equal to all accrued and unpaid distributions up to the exchange date on any Series F Preference Unit (as such term is defined in the Second Restated and Amended Agreement of Limited Partnership of Liberty Property Limited Partnership, dated as of October 22, 1997, as amended by that certain First Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of July 28, 1999, that certain Second Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of April 18, 2000, that certain Third Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 10, 2002, that certain Fourth Amendment to the Second Restated and Amended Agreement

of Limited Partnership, dated as of September 1, 2004, that certain Fifth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 16, 2005 and that certain Sixth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 30, 2005 (as amended, the “Partnership Agreement”)) validly exchanged into such Series F Preferred Share in accordance with the provisions of such Partnership Agreement

                    (ii) “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

               (b) Limitation on Distributions. No distributions on the Series F Preferred Shares shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

               (c) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series F Preferred Shares will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series F Preferred Shares will accumulate as of the Preferred Shares Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

               (d) Priority as to Distributions.

                    (i) So long as any Series F Preferred Shares are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Shares or any class or series of other Shares of the Company ranking junior as to the payment of distributions to the Series F Preferred Shares (such Common Shares or other junior shares including, without limitation, Series A Junior Participating Preferred Shares authorized pursuant to Articles Supplementary filed with the Department on December 23, 1997, collectively, “Junior Shares”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series F Preferred Shares, any Parity Preferred Shares or any Junior Shares, unless, in each case, all distributions accumulated on all Series F Preferred Shares and all classes and series of outstanding Parity Preferred Shares as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Shares, (ii) the conversion of Junior Shares or Parity Preferred Shares into Shares of the Company ranking junior to the Series F Preferred Shares as to distributions and upon liquidation, winding-up or dissolution, and (iii) purchase by the Company of such Series F Preferred Shares, Parity Preferred Shares or Junior Shares pursuant to Article VII of the Charter to the extent required to preserve the Company’s status as a real estate investment trust.

                    (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series F Preferred Shares and the Shares of any class or series of outstanding Parity Preferred Shares, all distributions authorized and declared on the Series F Preferred Shares and all classes or series of outstanding Parity Preferred Shares with respect to distributions shall be authorized and declared pro rata so that the amount of distributions authorized and declared per share of Series F Preferred Shares and such other classes or series of Parity Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series F Preferred Shares and such other classes or series of Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Shares do not have cumulative distribution rights) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series F Preferred Shares or any other Parity Preferred Shares which may be in arrears.

               (e) If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series F Preferred Units will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series F Preferred Units for the year and the denominator of which shall be the Total Dividends.

               (f) No Further Rights. Holders of Series F Preferred Shares shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

          Section 4. Liquidation Preference.

               (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series F Preferred Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series F Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Shares or any other class or series of shares of the Company that ranks junior to the Series F Preferred Shares as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $50 per share of Series F Preferred Shares, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series F Preferred Shares and any Parity Preferred Shares as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series F Preferred Shares and such Parity Preferred Shares shall be made so that the payments on the Series F Preferred Shares and such Parity Preferred Shares shall in all cases bear to each other the same ratio that the respective rights of the Series F Preferred Shares and such other Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Shares do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

               (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series F Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

               (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of the remaining assets of the Company.

               (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

          Section 5. Optional Redemption.

               (a) Right of Optional Redemption. The Series F Preferred Shares may not be redeemed prior to June 30, 2010. However, in order to ensure that the Company remains a qualified real estate investment trust (“REIT”) for federal income tax purposes, the Series F Preferred Shares shall be subject to the provisions of Article VII of the Charter pursuant to which Series F Preferred Shares owned by a shareholder in excess of the Aggregate Share Ownership Limit (as such term is defined in the Charter) will automatically be exchanged for Excess Shares (as such term is defined in the Charter) and the Company will have the right to purchase Excess Shares from the holder. On or after June 13, 2010, the Company shall have the right to redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days written notice, at a redemption price, payable in cash, equal to $50 per Series F Preferred Share plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the Series F Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

               (b) Limitation on Redemption.

                    (i) The redemption price of the Series F Preferred Shares (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company and from no other source. For purposes of the preceding sentence, “capital stock” means any equity securities (including Common Shares and Preferred Shares), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                    (ii) The Company may not redeem fewer than all of the outstanding Series F Preferred Shares unless all accumulated and unpaid distributions have been paid in full (or a sum sufficient for such payment has been irrevocably deposited in trust for immediate payment) on all outstanding Series F Preferred Shares for all quarterly distribution periods, including the current period, terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series F Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares.

               (c) Procedures for Redemption.

                    (i) Notice of redemption will be (A) faxed, and (B) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series F Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series F Preferred Shares may be listed or admitted to trading, each such notice shall state: (1) the redemption date; (2) the redemption price; (3) the number of Series F Preferred Shares to be redeemed; (4) the place or places where such Series F Preferred Shares are to be surrendered for payment of the redemption price; (5) that distributions on the Series F Preferred Shares to be redeemed will cease to accumulate on such redemption date and (6) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series F Preferred Shares. If fewer than all of the Series F Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series F Preferred Shares held by such holder to be redeemed.

                    (ii) If the Company gives a notice of redemption in respect of Series F Preferred Shares (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series F Preferred Shares being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series F Preferred Shares upon surrender of the Series F Preferred Shares by such holders at the place designated in the notice of redemption. If fewer than all Series F Preferred Shares evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series F Preferred Shares, evidencing the unredeemed Series F Preferred Shares without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series F Preferred Shares or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series F Preferred Shares is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series F Preferred Shares is improperly withheld or refused and not paid by the Company, distributions on such Series F Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

               (d) Application of Article VII. The Series F Preferred Shares are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of Excess Shares. Notwithstanding the provisions of Article IX of the Charter, Series F Preferred Shares which have been exchanged pursuant to the Charter for Excess Shares may be redeemed, in whole or in part, at any time or from time to time, for cash at a redemption price of $50 per share, plus all accrued and unpaid distributions thereon to the date of redemption, without interest. If less than all of the outstanding Excess Shares are to be redeemed, the Excess Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).

               (e) Status of Redeemed Shares. Any Series F Preferred Shares that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

          Section 6. Voting Rights.

               (a) General. Holders of the Series F Preferred Shares will not have any voting rights, except as set forth below.

               (b) Right to Elect Trustees.

                    (i) If at any time full distributions shall not have been timely made on any Series F Preferred Shares with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, (a “Preferred Distribution Default”), the holders of such Series F Preferred Shares, voting together as a single class with the holders of each class or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two (2) additional trustees to serve on the Company’s Board (the “Preferred Shares Trustees”) at a special meeting called in accordance with Section 6(b)(ii) (unless such request is received less than ninety (90) days before the date fixed for the next annual meeting) or at the next annual meeting of shareholders, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series F Preferred Shares and each such class or series of Parity Preferred Shares have been paid in full or an amount sufficient for such payment has been irrevocably deposited in trust for immediate payment.

                    (ii) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least twenty percent (20%) of the outstanding Series F Preferred Shares, a special meeting of the holders of Series F Preferred Shares and all the series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten (10) and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third (3rd) Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $50 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Shares Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series F Preferred Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Shares Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series F Preferred Shares that would have been entitled to vote at such special meeting.

                    (iii) If and when all accumulated distributions and the distribution for the current distribution period on the Series F Preferred Shares shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series F Preferred Shares shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Shares Trustees so elected shall terminate. Any Preferred Shares Trustees may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series F Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Shares Trustees may be filled by written consent of the Preferred Shares Trustees remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series F Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Shares Director shall each be entitled to one vote per director on any matter.

               (c) Certain Voting Rights. So long as any Series F Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two thirds of the Series F Preferred Shares outstanding at the time: (i) (A) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series F Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, (B) reclassify any authorized shares of the Company into any such shares, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; (ii) (A) designate or create, or increase the authorized or issued amount of, any Parity Preferred Shares, (B) reclassify any authorized shares of the Company into a Parity Preferred Shares or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Parity Preferred Share; provided, however, that restrictions contained in the clause (ii) of this Paragraph (c) shall apply only to Parity Preferred Shares that are issued to an Affiliate of the Company other than on arms’ length terms; or (iii) either (A) consolidate, or merge into or with, any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company’s Charter (including these Articles Supplementary) or Bylaws, whether by merger, consolidation or otherwise, in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series F Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of a merger or consolidation, so long as (1) the Company is the surviving entity and the Series F Preferred Shares remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series F Preferred Shares other Preferred Shares having substantially the same terms and same rights as the Series F Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series F Preferred Shares; provided, further, that any increase in the amount of authorized Preferred Shares or the creation or issuance of any other class or series of Preferred Shares or any increase in an amount of authorized shares of each class or series, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series F Preferred Shares, if such Preferred Shares rank (y) junior to the Series F Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (z) on a parity with the Series F Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up; provided, that any Preferred Shares issued in reliance on the preceding clause (z) shall not have been issued to an Affiliate of the Company or are issued to such Affiliate on arms’ length terms. In the event of any conflict or inconsistency between this Section 6 and Sections 8.2, 10.1 and 10.3 of the Charter, this Section 6 shall control.

          Section 7. Transfer Restrictions. The Series F Preferred Shares shall be subject to the provisions of Article VII of the Charter.

          Section 8. No Conversion Rights. The holders of the Series F Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of shares or into any other securities of, or interest in, the Company except that the Series F Preferred Shares may be exchanged by the Company for Excess Shares, in accordance with the Charter.

          Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series F Preferred Shares.

          Section 10. No Preemptive Rights. No holder of the Series F Preferred Shares of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional Shares of the Company or any other security of the Company which the Company may issue or sell.

     Second: The Series F Preferred Shares have been classified and designated by the Board under the authority contained in the Charter.

     Third: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     Fourth: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     Fifth: The undersigned Chairman of the Board and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     In Witness Whereof, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary as of June 30, 2005.

LIBERTY PROPERTY TRUST
By:	/s/ William P. Hankowsky
WILLIAM P. HANKOWSKY
Chairman, President and Chief Executive Officer

[SEAL]

ATTEST:

/s/ James J. Bowes
JAMES J. BOWES
Secretary

ARTICLES SUPPLEMENTARY SIGNATURE PAGE